UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 15, 2005

OMEGA HEALTHCARE INVESTORS, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	1-11316	38-3041398
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9690 Deereco Road Suite 100 Timonium, Maryland 21093
(Address of Principal Executive Offices)

(410) 427-1700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

ITEM 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

See Item 7.01 below for a discussion of the redemption of certain cumulative preferred stock, which is incorporated herein by reference.

ITEM 7.01.  Regulation FD Disclosure.

On March 15, 2005, Omega Healthcare Investors, Inc., a Maryland corporation (the “Registrant”), issued a press release announcing that the Registrant has elected to fully redeem its outstanding 8.625% Series B Cumulative Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”), at the redemption price of $25 per share, plus accrued and unpaid dividends (collectively, the “Redemption Price”) to the redemption date of May 2, 2005 (the “Redemption Date”).

The shares of the Series B Preferred Stock were issued pursuant to the Registrant’s Articles Supplementary (the “Articles Supplementary”), filed with the State Department of Assessments and Taxation of the State of Maryland on April 23, 1998. As of March 15, 2005, the Registrant had 2,000,000 shares of the Series B Preferred Stock issued and outstanding.

Pursuant to the Articles Supplementary, the Series B Preferred Stock is not convertible into or exchangeable for any other property or securities of the Registrant. The Series B Preferred Stock will be automatically redeemed for cash on the Redemption Date in the amount of the Redemption Price. From and after the Redemption Date, the Series B Preferred Stock will cease to accrue dividends, and holders of the Series B Preferred Stock will only have the right to receive the Redemption Price.

A copy of a press release discussing the redemption of the Series B Preferred Stock is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01.  Financial Statements and Exhibits.

        (c) Exhibits

Exhibit No.	Document
99.1	Press Release of Omega Healthcare Investors, Inc., issued on March 15, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Omega Healthcare Investors, Inc.
    (Registrant)

Date: March 15, 2005         By:/S/ C. Taylor Pickett
    C. Taylor Pickett
    Chief Executive Officer